NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Rhonda Nyhus
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (August 10, 2005) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended June 30, 2005, of $6,401,000 or $0.75 per share. This compares to net income of $6,067,000 or $0.72 per share for the quarter ended March 31, 2005, and compares to net income of $6,012,000 or $0.71 per share for the quarter ended June 30, 2004.
     Net income for the nine months ended June 30, 2005, was $19,387,000 or $2.29 per share, compared to net income of $18,851,000 or $2.23 per share for the nine months ended June 30, 2004.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates five offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit, Springfield, St. Charles and St. Louis, Missouri as well as Overland Park, and Leawood, Kansas.
                (Financial Highlights Schedule Attached)

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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended               Nine months ended
                                        -------------------------------------  -----------------------
                                          6/30/05      3/31/05      6/30/04     6/30/05      6/30/04
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   13,262       12,589       13,297       39,083       39,583
Provision for loan losses                      --          250          265          417          265
Non-interest income                         6,890        6,024        6,104       19,418       16,175
Non-interest expense                       10,150        8,883        9,674       27,706       25,631
Income tax expense                          3,601        3,413        3,450       10,991       11,011
                                           -------      -------      -------      -------     -------
   Net income                          $    6,401        6,067        6,012       19,387       18,851
                                           =======      =======      =======      =======    ========

FINANCIAL CONDITION DATA:
Total assets                           $ 1,512,590    1,466,633    1,345,837    1,512,590   1,345,837
Total loans and mortgage-backed
  and related securities                 1,432,338    1,389,122    1,276,065    1,432,338   1,276,065
Customer and brokered deposit
  accounts                                 749,427      747,041      708,494      749,427     708,494
Stockholders' equity                       145,283      140,562      133,522      145,283     133,522


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     17.20        16.62        15.79        17.20       15.79
Earnings per share                            0.75         0.72         0.71         2.29        2.23
Cash dividends paid per share                0.225        0.225         0.20         1.45        1.25


Return on assets (annualized net income
  divided by total average assets)           1.72%        1.68%        1.80%        1.80%       2.05%

Return on equity (annualized net income
  divided by average stockholder's equity)  17.91%       17.43%       18.12%       18.19%      19.26%


Weighted average shares outstanding      8,447,893    8,455 442    8,457,942    8,452,926   8,455,230

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